                                                                   Exhibit 99.1

NEWS                                                                (AIG Logo)
Contact: Charlene  Hamrah (Investment Community)
         (212) 770-7074
         Joe Norton (News Media)
         (212) 770-3144



                     AIG REPORTS SECOND QUARTER 2006 RESULTS

      NEW YORK, NY, August 9, 2006 - American International Group, Inc. (AIG) today reported that its net income for the second quarter of 2006 was $3.19 billion or $1.21 per diluted share, compared to $4.49 billion or $1.71 per diluted share in the second quarter of 2005. Net income, as reported, includes economically effective hedging activities that currently do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses. Second quarter 2006 adjusted net income, as defined below, was $4.16 billion or $1.58 per diluted share, compared to $3.28 billion or $1.25 per diluted share in the second quarter of 2005.

      During the second quarter of 2006, AIG recorded an addition to income of $374 million, net of tax, or $0.14 per diluted share, related to the correction of the accounting for certain interests in unit investment trusts. These investments had previously been accounted for as available for sale securities, with changes in market values being reflected in other comprehensive income. The changes in market values are now included in AIG's net investment income. This adjustment had no effect on consolidated shareholders' equity at June 30, 2006 or December 31, 2005.

      Net income for the first six months of 2006 was $6.39 billion or $2.43 per diluted share, compared to $8.29 billion or $3.16 per diluted share in the first six months of 2005. Adjusted net income for the first six months of 2006 was $7.53 billion or $2.87 per diluted share, compared to $6.51 billion or $2.48 per diluted share in the first six months of 2005.

                                 SECOND QUARTER
                      (in millions, except per share data)

                                                                                                      PER DILUTED SHARE
                                                                                              ---------------------------------
                                                     2006           2005          Change         2006         2005       Change
                                                     ----           ----          ------         ----         ----       ------
Net income                                         $ 3,190        $ 4,489         (28.9)%     $   1.21     $   1.71      (29.2)%

Realized capital gains (losses),
   including pricing gains (losses),
   net of tax                                         (144)           (56)           --          (0.06)       (0.02)        --

FAS 133 gains (losses), excluding
   realized capital gains (losses),
   net of tax (a)                                     (824)         1,266            --          (0.31)        0.48         --

Adjusted net income (b)                            $ 4,158        $ 3,279          26.8%      $   1.58     $   1.25       26.4%

Effect of out of period adjustment,
   net of tax, on income (c)                       $   374             --            --       $   0.14           --         --

Average shares outstanding                                                                       2,625        2,623

                                   SIX MONTHS
                      (in millions, except per share data)

                                                                                          PER DILUTED SHARE
                                                                                     ---------------------------
                                             2006          2005        Change        2006        2005     Change
                                             ----          ----        ------        ----        ----     ------
Net income                                 $ 6,385       $ 8,288       (23.0)%    $   2.43    $   3.16    (23.1)%

Realized capital gains (losses),
   including pricing gains (losses),
   net of tax                                  (26)            5          --         (0.01)         --       --

FAS 133 gains (losses), excluding
   realized capital gains (losses),
   net of tax (a)                           (1,157)        1,777          --         (0.44)       0.68       --

Cumulative effect of an accounting
   change, net of tax (d)                       34            --          --          0.01          --       --

Adjusted net income (b)                    $ 7,534       $ 6,506        15.8%     $   2.87    $   2.48     15.7%

Effect of out of period adjustment,
net of tax, on income (c)                  $   374            --          --      $   0.14          --       --

Average shares outstanding                                                           2,624       2,623

(a) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

(b) Excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133, net of tax.

(c) During the second quarter of 2006, AIG recorded an out of period adjustment related to the accounting for certain interests in unit investment trusts in accordance with FIN 46(R), "Consolidation of Variable Interest Entities", and APB Opinion Number 18, "The Equity Method of Accounting for Investments in Common Stock". The out of period adjustment increased net income and adjusted net income by $374 million in both the second quarter and six months 2006.

(d) Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R "Share-Based Payment".

      At June 30, 2006, AIG's consolidated assets were $900.67 billion and shareholders' equity was $87.71 billion.

      Commenting on the second quarter's results, AIG President and Chief Executive Officer Martin J. Sullivan said, "AIG had a very good quarter. Once again, our performance underscored the strength of AIG's widely diversified business portfolio, both domestically and overseas. General Insurance posted record underwriting profits, with a combined ratio of 86.47. Net premiums written increased across the board, and our General Insurance operations are well positioned to capitalize on opportunities in the current market environment. Life Insurance & Retirement Services had a mixed quarter, including strong production results in the domestic life insurance, payout annuities and individual variable annuities lines, with an ongoing difficult sales environment in individual fixed annuities. Our domestic life insurance operations were affected by declines in investment yield enhancements. We were also challenged by market conditions in Japan and Taiwan. We are taking appropriate action, including shifting our product mix to emphasize investment linked and personal accident & health products that provide better margins than traditional savings-oriented life products in the current low interest rate environment.

      "Financial Services also reported good results. Demand for International Lease Finance Corporation's (ILFC) modern, fuel efficient fleet continues to be strong. Capital Markets experienced improved results emanating from increased transaction flow compared to last year. Consumer Finance was affected by the slowing U.S. real estate market and rising interest rates. Asset Management produced strong results, primarily driven by our Institutional Asset Management business. During the quarter, we launched our matched investment program to replace the Guaranteed Investment Contract portfolio which is now in runoff.

      "AIG's strong second quarter performance reflects our ability to quickly address changes in market conditions and client demand. A number of recent accomplishments demonstrate our continued focus on geographic expansion and strategic acquisitions that will contribute to future profitable growth. For example, the expansion of our Chinese life insurance operations in Guangdong and Jiangsu provinces and the approval to conduct group insurance business throughout American International Assurance's operations in China will enable AIG to strengthen our penetration in the retail and institutional markets in China, adding to our existing strong presence there. During the second quarter, the Canadian Parliament passed legislation that will allow United Guaranty Corporation to begin writing business in the world's second largest mortgage guaranty market, when provincial licenses are issued.

      "After the quarter's close, AIG announced the acquisition of Central Insurance Co., a significant general insurance business in Taiwan. With this acquisition, AIG's companies become one of the largest general insurance businesses in that market, ranking third in gross premiums written."

GENERAL INSURANCE

      General Insurance reported second quarter 2006 operating income before realized capital gains (losses) of $2.99 billion, a 68.6 percent increase over the second quarter of 2005. Second quarter operating income increased 44.2 percent to $2.56 billion, excluding the $432 million pretax increase in income relating to the out of period adjustment from unit investment trust accounting, of which $412 million pertains to Foreign General. General Insurance achieved a combined ratio of 86.47, a 5.41 point improvement over the second quarter of 2005, primarily the result of an improved current accident year loss ratio compared to the 2005 accident year loss ratio recorded in the second quarter of 2005. The strong underwriting performance reflects continued generally favorable pricing, policy terms and conditions. Second quarter 2006 General Insurance net investment income, excluding the out of period adjustment, increased 11.5 percent, benefiting from positive cash flow and rising interest rates. Partnership income overall was good, but declined compared to very strong results in the second quarter of 2005. Foreign General net investment income, excluding the out of period adjustment, declined in the quarter compared to last year due to higher partnership realizations in the second quarter of 2005.

      General Insurance net premiums written increased 9.3 percent to $11.63 billion in the second quarter. The Domestic Brokerage Group (DBG) continued to execute its core strategies of expanding distribution, product innovation and cross selling, as well as capitalizing on its extensive nationwide office network. These competitive advantages contributed to DBG's 10.8 percent growth in net premiums written in the quarter. In the United States, property rates remained strong in the second quarter with modest rate declines in certain casualty classes. Personal Lines reported an improved combined ratio and strong premium growth in the Private Client Group and Agency Auto, offset by the runoff of the assigned risk business and a slight decline in the direct auto businesses. United Guaranty had strong premium growth with increases in all business lines, and improved persistency in its domestic first lien business.

      Foreign General net premiums written in original currency rose 12.4 percent in the second quarter, with strong growth in personal lines and accident & health, and very good retention rates in commercial lines. Efforts to expand the homeowners and warranty businesses contributed to personal lines growth in the quarter.

      At June 30, 2006, General Insurance net loss and loss adjustment reserves totaled $60.21 billion, a $1.32 billion increase from March 31, 2006. In the second quarter of 2006, net favorable loss development from prior accident years was approximately $248 million. This includes favorable development from prior year catastrophes of approximately $53 million and excludes accretion of discount of approximately $101 million.

LIFE INSURANCE & RETIREMENT SERVICES

      Life Insurance & Retirement Services second quarter 2006 operating income before realized capital gains (losses) but including pricing net investment gains increased 9.7 percent to $2.61 billion, with Domestic Life Insurance & Retirement Services increasing 2.7 percent and Foreign Life Insurance & Retirement Services increasing 14.2 percent when compared to the second quarter of 2005. Excluding the $144 million pretax increase in income due to the out of period adjustment from unit investment trust accounting, Total Life Insurance & Retirement Services and Foreign Life Insurance & Retirement Services operating income before realized capital gains (losses) but including pricing net investment gains increased 3.6 percent and 4.2 percent, respectively.

      In Domestic Life Insurance, second quarter 2006 operating income declined compared to the second quarter of 2005, primarily as a result of lower net investment income from yield enhancements and a legal reserve charge for the group life/health business. Retail periodic premium sales of life insurance increased 44.1 percent and life insurance reserves grew 9.0 percent over the prior year. In the quarter, payout annuities reported strong sales in structured settlement and immediate annuity products with a 14.6 percent increase in reserves.

      In Domestic Retirement Services, individual fixed annuity sales declined and surrender rates increased compared to the second quarter of 2005 in the face of continued competition from bank CDs and the flat yield curve environment. Operating income increased due to stronger partnership income, lower amortization of deferred acquisition costs related to realized capital losses and modest growth in underlying reserves. Group retirement operating income was flat primarily as a result of slightly lower investment spreads. Individual variable annuities had very good deposit growth and positive net flows on the continued strength of new guaranteed minimum withdrawal benefit features.

      Foreign Life Insurance & Retirement Services operating income reflects strong growth in most regions of the world. However, performance in Japan and Taiwan was affected by market conditions, including the continued low interest rate environment, increased competition, a Japanese tax law change affecting the personal accident & health business, and the weaker yen. Earnings growth for AIG Star Life and AIG Edison Life reflects the runoff of the more profitable acquired inforce business in comparison to the lower profit margins being generated on new business. During the quarter, we announced that the operations of AIG Star Life and AIG Edison Life will be combined to achieve expanded distribution, broader new product offerings and efficiencies of scale.

      AIG's overseas life insurance operations are focused on leveraging their multiple distribution channels and emphasizing investment linked and personal accident & health products that provide better margins than traditional savings oriented life products with higher guarantees. These efforts are reflected in the strong second quarter single premium life insurance growth as well as improved personal accident & health first year premium results.

      In Japan, fixed annuity production increased from the first quarter of 2006, but will remain sensitive to yen/dollar exchange rates. Variable annuity sales increased significantly from year ago levels. In June, ALICO introduced a guaranteed minimum income benefit feature for its Japanese variable annuity products and is developing additional living benefit features, including guaranteed minimum withdrawal benefits. In other markets, variable annuity sales continued to be strong in Europe and fixed annuity sales increased in Korea.

FINANCIAL SERVICES

      Second quarter 2006 Financial Services operating income before the effect of FAS 133 was $615 million, an increase of 5.7 percent compared to the second quarter of 2005. ILFC operating income in the second quarter of 2006 was approximately equal to the second quarter of 2005, as increased lease and overhaul revenues were offset by rising interest rates and charges related to bankrupt airlines. Excluding the effect of FAS 133, Capital Markets reported improved results due to increased transaction flow, especially in credit, commodity and equity products. Consumer Finance operating income declined as a result of higher borrowing costs, a cooling domestic residential real estate market, higher expenses related to overseas expansion and lower new business volumes in Taiwan in the wake of the industry wide deterioration of consumer credit conditions. In the U.S., emphasis on retail finance and branch generated products should help offset the slowdown in the domestic residential real estate market. Domestically, net charge off and delinquency ratios improved compared to the second quarter of 2005.

ASSET MANAGEMENT

      Asset Management operating income in the second quarter of 2006, before the effect of FIN 46(R), EITF 04-5 and FAS 133, was $541 million, an increase of
23.0 percent compared to the second quarter of 2005. This increase was largely attributable to the performance of the Institutional Asset Management business, which was partially offset by the runoff of the existing domestic GIC portfolio. Institutional Asset Management growth was the result of the continued increase in institutional assets under management and the associated fee revenue, as well as gains on real estate investments and an increase in performance-based fees. At June 30, 2006, third party assets under management amounted to approximately $66 billion, an increase of 8 percent over June 30, 2005.

      As disclosed in the first quarter 2006 earnings release, AIG initiated its matched investment program in April and completed three note offerings through June 30th totaling approximately $1.70 billion. In July, a registration statement was declared effective by the Securities and Exchange Commission, which reactivated a previously announced amended shelf registration. This will allow AIG to launch a registered matched investment program in the U.S. securities market.

OTHER OPERATIONS

      Second quarter 2006 operating income from Other Operations, including other realized capital gains (losses), amounted to a loss of $187 million compared to a loss of $246 million in the second quarter of 2005. These results reflect increased interest expense, offset by favorable comparisons in most other categories.

                                      # # #

      ADDITIONAL SUPPLEMENTARY FINANCIAL DATA IS AVAILABLE IN THE INVESTOR INFORMATION SECTION OF WWW.AIGCORPORATE.COM.

      A conference call for the investment community will be held tomorrow, Thursday, August 10, 2006 at 8:30 a.m. EDT. The call will be broadcast live on the Internet at www.aigwebcast.com. A replay will be archived at the same URL through Thursday, August 24, 2006.

      It should be noted that the remarks made in this press release or on the conference call may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. Please refer to AIG's Quarterly Report on Form 10-Q for the period ended June 30, 2006 and AIG's past and future filings with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the factors that may affect its business. AIG is not under any obligation (and expressly disclaims any such obligation) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.

                                      # # #

      American International Group, Inc. (AIG), world leaders in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                      # # #

COMMENT ON REGULATION G

      This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2006 Financial Supplement available in the Investor Information section of AIG's corporate website, www.aigcorporate.com.

      Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of realized capital gains (losses), cumulative effect of an accounting change in 2006, the effect of FIN 46(R), the effect of EITF 04-5, the effect of FAS 133 and the effect of the catastrophe related losses.

      AIG excludes the effects of FIN 46(R), EITF 04-5 and FAS 133 because AIG believes that the GAAP presentation is not indicative of AIG's true economic position and is therefore less meaningful to the investor. For example, AIG's derivatives are economically effective hedges, even though they do not qualify for hedge accounting. Likewise, AIG believes that a presentation excluding entities consolidated pursuant to FIN 46(R) is more meaningful than the GAAP presentation where AIG does not in fact have the economic interest that is presumed to be held.

      Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

      AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance. Underwriting profit (loss) is an important measurement used by AIG senior management to judge the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG's consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

      Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS*
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                                  ----------------------------       -------------------------------
                                                                  2006      2005 (a)    CHANGE       2006      2005 (a)       CHANGE
                                                                  ----      --------    ------       ----      --------       ------
GENERAL INSURANCE OPERATIONS:

      Net Premiums Written                                     $ 11,634    $ 10,644       9.3%    $ 22,889     $ 21,434        6.8%
      Net Premiums Earned                                        10,678      10,232       4.4       21,148       20,372        3.8
      Underwriting Profit                                         1,374         712      93.0        2,519        1,275       97.6
      Net Investment Income                                       1,614       1,060      52.3        2,732        2,075       31.7
      Income before Realized Capital Gains (Losses)               2,988       1,772      68.6        5,251        3,350       56.7
      Realized Capital Gains (Losses) (b)                          (125)        113        --          (57)         177         --
      OPERATING INCOME                                         $  2,863    $  1,885      51.9%    $  5,194     $  3,527       47.3%
                                                               --------    --------      ----     --------     --------       ----
         Loss Ratio                                               63.34       69.55                  64.98        70.66
         Expense Ratio                                            23.13       22.33                  22.84        22.03
         Combined Ratio                                           86.47       91.88                  87.82        92.69
                                                                  -----       -----      ----        -----        -----       ----
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS :

      GAAP Premiums                                            $  7,625    $  7,304       4.4%    $ 15,397     $ 14,844        3.7%
      Net Investment Income                                       4,298       4,167       3.1        9,007        8,484        6.2
      Pricing Net Investment Gains (c)                               88         100     (12.0)         212          181       17.1
      Income before Realized Capital Gains (Losses)               2,608       2,378       9.7        5,129        4,722        8.6
      Realized Capital Gains (Losses) (b)(c)                       (306)        (54)       --         (272)        (217)        --
      OPERATING INCOME                                            2,302       2,324      (0.9)       4,857        4,505        7.8

FINANCIAL SERVICES OPERATIONS:

      Operating Income excluding FAS 133                            615         582       5.7        1,134        1,144       (0.9)
      FAS 133 (b)                                                (1,163)      1,632        --       (1,841)       2,115         --
      OPERATING INCOME (LOSS)                                      (548)      2,214        --         (707)       3,259         --

ASSET MANAGEMENT OPERATIONS:
      Operating Income excluding FIN 46(R), EITF 04-5
        and FAS 133                                                 541         440      23.0          906          893        1.5
      FIN 46(R) (d)                                                 183          37        --          210          112         --
      EITF 04-5 (e)                                                  87          --        --          156           --         --
      FAS 133 (b)                                                    --          47        --           --          109         --

      OPERATING INCOME                                              811         524      54.8        1,272        1,114       14.2

Other Income (Deductions) - net                                    (316)         38        --         (654)          74         --
Other Realized Capital Gains (Losses) (b)                           129        (284)       --           72         (129)        --
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND
   CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE                      5,241       6,701     (21.8)      10,034       12,350      (18.8)

Income Taxes                                                      1,688       2,083        --        3,123        3,789         --
INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
   EFFECT OF AN ACCOUNTING CHANGE                                 3,553       4,618     (23.1)       6,911        8,561      (19.3)

Minority Interest, after-tax:
   Income before Realized Capital Gains (Losses)                   (360)       (127)       --         (541)        (265)        --
   Realized Capital Gains (Losses)                                   (3)         (2)       --          (19)          (8)        --

INCOME BEFORE CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE           3,190       4,489     (28.9)       6,351        8,288      (23.4)

Cumulative Effect of an Accounting Change, net of tax (f)            --          --        --           34           --         --

NET INCOME                                                     $  3,190    $  4,489     (28.9)%   $  6,385     $  8,288      (23.0)%

FINANCIAL HIGHLIGHTS

                                                              THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
                                                            ------------------------------        ---------------------------------
                                                            2006       2005 (a)     CHANGE        2006        2005 (a)       CHANGE
                                                            ----       --------     ------        ----        --------       ------
FINANCIAL HIGHLIGHTS

NET INCOME                                                $ 3,190      $ 4,489      (28.9)%     $ 6,385       $ 8,288        (23.0)%

REALIZED CAPITAL GAINS (LOSSES), INCLUDING PRICING GAINS
  (LOSSES), NET OF TAX                                       (144)         (56)        --           (26)            5           --

FAS 133 GAINS (LOSSES), EXCLUDING REALIZED CAPITAL GAINS
  (LOSSES), NET OF TAX                                       (824)       1,266         --        (1,157)        1,777           --

CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE, NET OF TAX (f)      --           --         --            34            --           --

ADJUSTED NET INCOME (g)                                     4,158        3,279       26.8         7,534         6,506         15.8

EFFECT OF OUT OF PERIOD ADJUSTMENT, NET OF TAX (h)            374           --         --           374            --           --

PER SHARE - DILUTED:

NET INCOME                                                   1.21         1.71      (29.2)         2.43          3.16        (23.1)

REALIZED CAPITAL GAINS (LOSSES), INCLUDING PRICING
  GAINS (LOSSES), NET OF TAX                                (0.06)       (0.02)        --         (0.01)           --           --

FAS 133 GAINS (LOSSES), EXCLUDING REALIZED CAPITAL
  GAINS (LOSSES), NET OF TAX                                (0.31)        0.48         --         (0.44)         0.68           --

CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE, NET OF
   TAX (f)                                                     --           --         --          0.01            --           --

ADJUSTED NET INCOME (g)                                   $  1.58      $  1.25       26.4%      $  2.87       $  2.48         15.7%

EFFECT OF OUT OF PERIOD ADJUSTMENT, NET OF TAX (h)        $  0.14           --         --       $  0.14            --           --


AVERAGE DILUTED COMMON SHARES OUTSTANDING                   2,625        2,623                    2,624         2,623

*     Including reconciliation in accordance with Regulation G.

(a) Certain accounts have been reclassified in 2005 to conform to the 2006 presentation.

(b) Includes the effect of hedging activities that do not qualify for hedge accounting treatment under FAS 133 "Accounting for Derivative Instruments and Hedging Activities", including the related foreign exchange gains and losses.

(c) For purposes of this presentation, pricing net investment gains are segregated as a component of total realized capital gains (losses). They represent certain amounts of realized capital gains where gains are an inherent element in pricing certain life products in some foreign countries.

(d) Includes the full results of certain AIG managed private equity and real estate funds that are consolidated pursuant to FIN 46(R), "Consolidation of Variable Interest Entities".

(e) Includes the full results of certain AIG managed partnerships that are consolidated effective January 1, 2006 pursuant to EITF 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights".

(f) Represents the cumulative effect of an accounting change, net of tax, related to FAS 123R "Share-Based Payment".

(g) Adjusted net income excludes realized capital gains (losses) which includes pricing net investment gains, cumulative effect of an accounting change and FAS 133 "Accounting for Derivative Instruments and Hedging Activities", net of tax.

(h) During the second quarter of 2006, AIG recorded an out of period adjustment related to the accounting for certain interests in unit investment trusts in accordance with FIN 46(R), and APB Opinion Number 18, "The Equity Method of Accounting for Investments in Common Stock". The out of period adjustment increased net income and adjusted net income by $374 million in both the second quarter and six months 2006.

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